EXHIBIT 10.27

                         GALYAN'S TRADING COMPANY, INC.
                           2004 STOCK OPTION AGREEMENT

         THIS STOCK OPTION AGREEMENT ("Agreement") is entered into as of March 1, 2004, by and between Galyan's Trading Company, Inc., an Indiana corporation ("Company"), and Edwin J. Holman ("Optionee").

                                 R E C I T A L S

         A. Optionee is employed by the Company pursuant to an Amended Employment Agreement dated August 29, 2003 ("Employment Agreement").

         B. Company has determined to grant Optionee the right to purchase shares of common stock of the Company pursuant to the terms of this Agreement.

         C. The Options (as hereinafter defined) granted pursuant to this Agreement are not granted pursuant to any plan and shall be subject to approval by Company's shareholders at Company's next annual meeting scheduled for May 21, 2004 (the "Annual Meeting"). Nevertheless, except as provided herein, such Options shall be subject to the same terms and conditions as if they had been granted pursuant to the Galyan's Trading Company, Inc. 1999 Stock Option Plan, as amended ("Plan").

                                A G R E E M E N T

         NOW, THEREFORE, in consideration of the covenants hereinafter set forth, the parties agree as follows:

         1.    Options; Number of Shares.

               (a) Subject only to approval by Company's shareholders at the Annual Meeting, Company hereby grants to Optionee the right to purchase (each an "Option" and collectively, the "Options") up to 100,000 shares of common stock, no par value, of the Company ("Common Stock" or "Shares") at a per share price ("Purchase Price") equal to the closing price of Common Stock on the date hereof ($8.74).

               (b) Although the Options are not issued pursuant to the Plan, the Options and the right to purchase all or any portion of the Shares are subject to the terms and conditions stated in this Agreement and in the Plan, as if such Options had been granted pursuant to the Plan. Upon exercise of an Option and payment of the Purchase Price, Optionee shall become a shareholder of the Company, with all rights and privileges of a shareholder of the Company in respect of any Shares issuable upon such exercise. It is intended that the Options will not qualify for treatment as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended ("Code").

         2.    Exercise Criteria.

               (a) Unless vesting of the Options is accelerated pursuant to Subsection (b), one-third of the Options shall become vested on each of the first three anniversaries of the date hereof, provided Optionee is employed by Company on such anniversary date.
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               (b) Upon a Change in Control (as defined in Section 7 of the
         Employment Agreement), all outstanding Options shall become 100% vested.

               (c) If the Plan and the outstanding Options terminate pursuant to
         Section 13(b) of the Plan (with no substitution, assumption, settlement, or other continuation), and ten days' notice referred to in
         Section 13(b) is required to be given to Optionee (or would be required to be given to Optionee if his Options were vested on such date), all of the Options shall become vested as of the date preceding such notice, and Optionee shall have the exercise rights specified in
         Section 13(d) with respect to all outstanding Options.

         3. Termination of Options. The Options and Optionee's right to exercise the Options shall terminate on the expiration of seven (7) years from the date hereof, unless terminated earlier pursuant to Section 4 hereof or the Plan (including, without limitation, Section 13(b) of the Plan).

         4.    Effect of Termination of Employment or Death.

               (a) If the Company terminates Optionee's employment for Cause (as defined in Section 4(a) of the Employment Agreement), or Optionee resigns for other than Good Reason or Special Resignation pursuant to
         Section 4(e) or 4(f) of the Employment Agreement, Optionee's right to exercise any outstanding Options shall terminate immediately upon his termination of employment.

               (b) If Optionee's employment terminates during the term of the Employment Agreement pursuant to Section 4(b), (c), (d), (e), or (f), Optionee (or, Optionee's estate, in case of his death) may exercise any or all of his outstanding vested Options at any time before the earlier of (i) the first anniversary of his termination of employment or (ii) the date on which his right to exercise such vested Options would have terminated if he had not terminated employment.

               (c) If Optionee's employment terminates for a reason other than as provided in Subsection (a) or (b) above, Optionee (or his estate, in case of his death) may exercise any or all of his outstanding vested Options at any time before the earlier of (i) 90 days after his termination of employment date or (ii) the date on which his right to exercise such vested Options would have terminated if he had not terminated employment.

         5. Termination of Employment or Other Relationship. The termination of Optionee's employment shall not accelerate the vesting of the Options. The Options may be exercised only with respect to that number of Shares which could have been exercised under the Options had such Options been exercised by Optionee on the date of such termination (for a termination other than Cause) and only for the limited period of time set forth in Section 4.

         6. Death of Optionee: No Assignment. The rights of Optionee under this Agreement may not be assigned or transferred except by will, by the laws of descent or distribution, and may be exercised during the lifetime of Optionee only by such Optionee; provided, however, that in the event of disability (within the meaning of Section 22(e)(3) of the Code) of Optionee, Optionee's designee or legal representative may exercise the Options on behalf of Optionee (provided the Options would have been exercisable by Optionee) until the right to exercise the Options otherwise expires. Any attempt to sell, pledge, assign, hypothecate, transfer, or otherwise dispose of the Options in contravention of this Agreement or the Plan shall be void. If Optionee should die while Optionee is engaged in an employment relationship with the Company or within 90 days after termination of such relationship, and provided Optionee's rights hereunder shall have vested, in whole or in part, pursuant to Section 2 hereof, Optionee's

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designee, legal representative, or legatee, the successor trustee of Optionee's inter vivos trust or the person who acquired the right to exercise the Options by reason of the death of Optionee (individually, a "Successor") shall succeed to Optionee's rights under this Agreement. After the death of Optionee, only a Successor may exercise the Options.

         7. Exercise of Options. No Option granted under this Agreement shall be exercisable until and except to the extent that it has vested. On or after the vesting of the Options in accordance with Section 2 hereof and until termination of the Options in accordance with this Agreement and the Plan, the Options may be exercised by Optionee (or such other person specified in Section 6 hereof) to the extent exercisable as determined under Section 2 hereof, upon delivery of the following to the Company at its principal executive offices:

               (a) a written notice of exercise which identifies this Agreement, the type of Option to be exercised, and states the number of Shares to be purchased;

               (b) a check, cash or any combination thereof in the amount of the aggregate Purchase Price (or payment of the aggregate Purchase Price in such other form of lawful consideration as the Committee may approve from time to time under the provisions of Section 7 of the Plan);

               (c) a check or cash in the amount reasonably requested by the Company to satisfy the Company's withholding obligations under federal, state or other applicable tax laws with respect to the taxable income, if any, recognized by Optionee in connection with the exercise, in whole or in part, of the Options (unless the Company and Optionee shall have made other arrangements for deductions or withholding from Optionee's wages, bonus or other income paid to Optionee by the Company, provided, however, such arrangements must satisfy the requirements of all applicable tax laws);

               (d) any written representations and/or undertakings, in such form and substance as the Company may deem necessary or desirable to assure compliance with all applicable legal and accounting requirements; and

               (e) such further acts as may be necessary to register Optionee as a shareholder of the Company.

Fractional share interests shall be disregarded, but may be cumulated. No fewer than 100 Options may be exercised at any one time, unless the number is the total number of Options exercisable at the time.

         8. Continuance of Employment Required; No Employment Commitment. The vesting schedule requires continued employment through each applicable vesting date as a condition to the vesting of the applicable installment of the Options and the rights and benefits under this Agreement. Partial employment, even if substantial, during any vesting period will not entitle Optionee to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment as provided in Section 3 above or under the Plan.

         9. No Rights as a Stockholder. Neither Optionee nor any other person entitled to exercise any Option shall have any of the rights or privileges of a stockholder of the Company as to any shares of Common Stock until the issuance and delivery to him or her of a certificate evidencing the shares registered in his or her name. No adjustment will be made for dividends or other rights as to a stockholder for which a record date is prior to such date of delivery.

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         10.   The Plan. The Options and all rights of Optionee thereunder and/or hereunder are subject to, and Optionee agrees to be bound by, all of the terms and conditions of the Plan, which are incorporated herein by this reference, and apply to the same extent as if the Options had been issued pursuant to the Plan; provided, however, the limitation in Section 5(b) of the Plan on the number of options that may be granted in any calendar year to an individual shall not apply. Unless otherwise expressly provided in these terms and conditions, provisions of the Plan that confer discretionary authority on the Board or the Committee do not (and shall not be deemed to) create any additional rights in Optionee not expressly set forth in this Agreement or in a written amendment hereto signed by the Company. If there is any conflict or inconsistency between the terms and conditions of this Agreement and of the Plan, the terms and conditions of the Plan shall govern; provided, however, notwithstanding any provision of the Plan to the contrary, including the final sentence of Section 8.1 thereof, any determination of whether Optionee's employment has terminated and the section of Optionee's Employment Agreement pursuant to which such termination occurs shall be made pursuant to the terms of the Employment Agreement without regard to the Plan or this Option Agreement. Optionee acknowledges receipt of a complete copy of the Plan and agrees to be bound by its terms. Optionee acknowledges reading and understanding the Plan.

               (a) Further Assurances. Each party hereto agrees to perform any further acts and execute and deliver any documents which may be reasonably necessary to carry out the intent of this Agreement.

               (b) Notices. Except as otherwise provided herein, all notices, requests, demands and other communications under this Agreement shall be in writing, and if by telegram or telecopy, shall be deemed to have been validly served, given or delivered when sent, or if by personal delivery or messenger or courier service, or by registered or certified mail, shall be deemed to have been validly served, given or delivered upon actual delivery, at the following addresses, telephone and facsimile numbers (or such other address(es), telephone and facsimile numbers a party may designate for itself by like notice):

         If to Optionee:

         To the Optionee's most recent address or telecopy number reflected on the Company's records.

         If to the Company:

         Galyan's Trading Company, Inc.
         One Galyans Parkway
         Plainfield, IN 46168
         Attn:  General Counsel
         Telecopy: (317) 532-0269

         With a copy to:

         Norman S. Matthews

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               (c) Amendments. This Agreement may be amended only by a written agreement executed by both of the parties hereto. The Company may, however, unilaterally waive any provision hereof in writing to the extent such waiver does not adversely affect the interests of Optionee

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         hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof.

               (d) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana without regard to conflict of law principles thereunder.

               (e) Entire Agreement. This Agreement constitutes the entire agreement and understanding among the parties pertaining to the subject matter hereof and supersedes any and all prior agreements, whether written or oral, relating hereto.

               (f) Headings. Introductory headings at the beginning of each section and subsection of this Agreement are solely for the convenience of the parties and shall not be deemed to be a limitation upon or description of the contents of any such section and subsection of this Agreement.

               (g) Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original and both of which, when taken together, shall constitute one and the same agreement.

         IN WITNESS WHEREOF, the Company and Optionee have executed this Agreement as of the date first above written.



THE COMPANY:                                    OPTIONEE:

Galyan's Trading Company, Inc.
an Indiana corporation


By: /s/ NORMAN S. MATTHEWS                       /s/ EDWIN J. HOLMAN
  -----------------------------                  -------------------------------
    Norman S. Matthews,                          Edwin J. Holman
    Chairman of the Board


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